UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2014

STANDEX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7233	31-0596149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11 Keewaydin Drive, Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 893-9701

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Standex International Corporation

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 19, 2014, Standex International Corporation entered into an Amended and Restated Credit Agreement (“Credit Facility”) with each of the lenders named therein as Lenders, including Citizens Bank, N.A., as administrative agent, swing line lender, an L/C issuer, joint lead arranger and joint book runner, Bank of America, N.A., as co-syndication agent, joint lead arranger and joint book runner, TD Bank, N.A., as co-syndication agent and joint lead arranger, JPMorgan Chase Bank, N.A., as co-documentation agent, Branch Banking & Trust Company, as co-documentation agent.

This Credit Facility has a borrowing limit of $400 million, which can be increased by agreement between the Company and the Lenders by an amount of up to $100 million, in accordance with specified conditions contained in the agreement.  The facility also includes a $10 million sublimit for swing line loans and a $30 million sublimit for letters of credit.  The Credit Facility amends and restates an existing $225 million revolving credit agreement, which was scheduled to expire in January 2017.  Funds borrowed under the new credit facility may be used for the repayment of debt, working capital, capital expenditures, acquisitions (so long as certain conditions, including a specified funded debt to EBITDA leverage ratio is maintained), and other general corporate purposes.

Under the terms of the agreement, the Company will pay a variable rate of interest and a commitment fee on available, but unused, amounts under the facility.  The amount of the commitment fee will depend upon both the undrawn amount remaining available under the facility and the Company’s funded debt to EBITDA ratio as measured quarterly.  As the Company’s funded debt to EBITDA ratio increases, the variable rate charged will increase.  Amounts borrowed under the facility may be in the form of either Base Rate or Eurodollar Rate loans.  The rate of interest on Base Rate loans shall be the higher of (i) the Federal Funds rate plus ½ of 1%, (ii) the “prime rate” announced by Citizens Bank, N. A. or (iii) the London interbank offered rate (“LIBOR”) plus ½ of 1% (the rate in effect shall be referred to as the “Base Rate”), plus an additional amount based upon the Company’s debt to EBITDA ratio.  The rate of interest on Eurodollar Rate loans shall be the LIBOR rate which corresponds to the interest period (either one, two, three or six months) selected by the Company, plus an additional amount based upon the Company’s funded debt to EBITDA ratio.  Swing Line loans shall bear interest at the Base Rate, plus an additional amount based upon the Company’s funded debt to EBITDA ratio.  As the Company’s funded debt to EBITDA ratio increases, the additional amount will also increase.

The Credit Agreement expires in December 2019, and contains customary representations, warranties and restrictive covenants, which include maintaining a funded debt to EBITDA leverage ratio of no greater than 3.50 to 1.00, and an EBIT to interest expense interest coverage ratio of no less than 3.00 to 1.00.  The representations, warranties and restrictive covenants are substantially similar to those contained in the existing agreement.  The Credit Facility also provides broader latitude to the Company with respect to foreign acquisitions and the incurrence of additional debt.

Many of the banks that are a party to the Credit Facility or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and certain of the subsidiaries and affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement expenses.

ITEM 2.03   CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.  The Credit Facility contains standard provisions relating to a default and acceleration of the Company’s payment obligations thereunder upon the occurrence of an event of default, which includes, among other things, the failure to pay principal, interest, fees or other amounts payable under the agreement when due; cross-default with other indebtedness; failure to comply with specified agreements, covenants or obligations; the making of any material misleading or untrue representation, warranty or certification; commencement of bankruptcy or other insolvency proceedings by or against the Company; entry of one or more judgments against the Company that exceed $10 million, either individually or in the aggregate, unless covered by insurance; or the occurrence of certain events under Company-sponsored pension plans which could result in liability to the Company under Title IV of ERISA in excess of $10 million.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits.

10.1

Credit Facility dated December 19, 2014 between Standex International Corporation and Citizens Bank, N.A., Bank of America, N.A., T.D. Bank, N.A., JPMorgan Chase Bank, N.A., Branch Banking & Trust Company and the lenders named in the Credit Facility as Lenders.

99

Press Release of Standex International Corporation dated December 19, 2014.

FORWARD-LOOKING STATEMENTS

This current report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995 (the “Act”) that are intended to come within the safe harbor protection provided by the Act.  By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements.  Several factors that could materially effect the Corporation’s actual results are identified in the press release as well as in the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDEX INTERNATIONAL CORPORATION

(Registrant)

/s/ Thomas DeByle
Thomas DeByle Chief Financial Officer

Date: December 19, 2014

Signing on behalf of the registrant and as principal financial officer